Exhibit 10.119

FOR IMMEDIATE RELEASE	CONTACT: Gina Slechta
Director of Marketing
402-332-4940

HORIZON GROUP PROPERTIES SELLS
LAKESHORE MARKETPLACE

(Chicago, Illinois – August 20, 2003) — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet centers and land developer, today announced that it had sold the 361,000 square foot Lakeshore Marketplace (“Lakeshore”) in Norton Shores, Michigan.  The shopping center is anchored by TJ Maxx, Barnes & Noble, Old Navy, Elder Beerman, Hobby Lobby, Toys R Us, Dunhams, Pier One Imports and Petco. The shopping center was sold for $22.5 million to Ramco-Gershenson Properties Trust (NYSE:RPT).  HGP will recognize a gain of approximately $6.0 million on the sale.

“Horizon Group Properties is pleased to have added significant value to Lakeshore Marketplace which resulted in a favorable sale.”  according to Gary J. Skoien, Chairman, President and Chief Executive Officer of Horizon Group Properties. “ HGP acquired Lakeshore Marketplace in 1998 when it was 67% occupied and at the time it was sold, the center was virtually 100% occupied. In addition, HGP sold three out parcels during that  period it owned the center.

Proceeds from the sale of  Lakeshore were used by  HGP to pay down $2 million of a $7 million loan secured by the Monroe Outlet Center and approximately 70 acres in Fruitport Township, Michigan. This paydown will result in HGP saving $60,000 in annual loan guarantee payments currently being made to Prime Retail, Inc. Three million dollars will be reserved to pay infrastructure and interest payments of its recently acquired Huntley  property and the remainder utilized for corporate working capital.

HGP is currently developing and offering for sale other parcels of land in the area totaling 110 acres. These parcels benefit from the proximity to Lakeshore, The  Lakes Mall and a significant amount of recent commercial development.

“The parcels include new development opportunities which are ideal locations for retail and other ancillary uses which compliment this emerging retail and service corridor”  according to Thomas Rumptz, Senior Vice President of  HGP who is directing the sale of these parcels and was also responsible for the sale to Ramco-Gershenson Properties Trust.

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 9 factory outlet centers in 7 states totaling approximately 1.8 million square feet and is the developer of a master planned community in suburban Chicago.

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Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.   For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.